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                                                                  EXHIBIT (i)(1)

                                                   Direct Tel: 212.968.3590
                                                   Margaret.Bancroft@dechert.com



August 27, 2002


ING GET Fund
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re.      ING GET Fund (formerly Aetna GET Fund) - Series T
         Securities Act Registration No. 33-12723
         Investment Company Act File No. 811-5062

Ladies and Gentlemen:


We have acted as counsel to the ING GET Fund, and its series, Series T, in connection with the above-captioned registration statement (the "Registration Statement"). In our capacity as counsel, we have examined the Fund's Declaration of Trust, as amended to date, and are familiar with the proceedings of the Board of Trustees authorizing the creation of Series T and the issuance of the shares of beneficial interest of Series T (the "Shares"). In rendering this opinion, we have made such examination of law and of fact reasonably available to us as we have deemed necessary in connection with the opinion hereafter set forth.



Based upon such examination, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the underlying variable and fixed annuity contract that binds investors, will be legally issued, fully paid, and non-assessable.


We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,





    /s/ DECHERT
    ____________________